Exhibit 99.5

Griffon Corporation

Effect of New Guidance on Convertible Notes on Statement of Operations

For the four quarters of fiscal 2009

(Unaudited)

	Fiscal Year Ending September 30, 2009
	1st Quarter		2nd Quarter		3rd Quarter		4th Quarter
	Reported	As adjusted	Reported	As adjusted	Reported	As adjusted	Reported	As adjusted

Revenue	$302,334	$302,334	$276,087	$276,087	$287,385	$287,385	$328,244	$328,244
Cost of goods and services	243,377	243,377	222,112	222,112	221,099	221,099	250,339	250,339

Gross Profit	58,957	58,957	53,975	53,975	66,286	66,286	77,905	77,905

Selling and administrative expenses	56,528	56,528	55,545	55,545	58,376	58,376	60,287	60,287
Restructuring and other related charges	—	—	—	—	38	38	1,202	1,202

Total operating expenses	56,528	56,528	55,545	55,545	58,414	58,414	61,489	61,489

Income (loss) from operations	2,429	2,429	(1,570)	(1,570)	7,872	7,872	16,416	16,416

Other income (expense)
Interest expense	(2,714)	(3,749)	(2,919)	(3,814)	(2,157)	(2,971)	(1,772)	(2,557)
Interest income	436	436	231	231	343	343	529	529
Gain from debt extinguishment, net	6,714	4,304	—	—	646	184	—	—
Other, net	(357)	(357)	(200)	(200)	1,174	1,174	905	905
Total other income (expense)	4,079	634	(2,888)	(3,783)	6	(1,270)	(338)	(1,123)

Income before taxes and discontinued operations	6,508	3,063	(4,458)	(5,353)	7,878	6,602	16,078	15,293

Provision (benefit) for income taxes	2,237	997	(2,955)	(3,277)	986	513	3,737	3,454

Income from continuing operations	4,271	2,066	(1,503)	(2,076)	6,892	6,089	12,341	11,839

Income (loss) from discontinued operations	3	3	649	649	49	49	89	89

Net income (loss)	$4,274	$2,069	$(854)	$(1,427)	$6,941	$6,138	$12,430	$11,928

Basic earnings (loss) per common share:
Income (loss) from continuing operations	$0.07	$0.04	$(0.03)	$(0.04)	$0.12	$0.10	$0.21	$0.20
Income (loss) from discontinued operations	0.00	0.00	0.01	0.01	0.00	0.00	0.00	0.00
Net income (loss)	0.07	0.04	(0.02)	(0.02)	0.12	0.10	0.21	0.20

Weighted average shares outstanding	58,853	58,853	58,467	58,467	58,700	58,700	58,778	58,778

Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$0.07	$0.04	$(0.03)	$(0.04)	$0.12	$0.10	$0.21	$0.20
Income (loss) from discontinued operations	0.00	0.00	0.01	0.01	0.00	0.00	0.00	0.00
Net income (loss)	0.07	0.04	(0.02)	(0.02)	0.12	0.10	0.21	0.20

Weighted average shares outstanding	58,918	58,918	58,467	58,467	59,097	59,097	59,420	59,420

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